Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           ACCENT COLOR SCIENCES, INC.

FIRST.  The name of the corporation is Accent Color Sciences, Inc.


SECOND. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

         To have and exercise all of the powers now or hereafter conferred by the laws of the State of Connecticut upon a corporation organized pursuant to the Connecticut Stock Corporation Act, and any and all acts amending said Act, in substitution therefor or supplementing such Act.

THIRD. The designation of each class of shares, the authorized number of shares of each such class, and the par value of each share thereof, are as follows:

         The corporation shall have one (1) class of stock designated as Common Stock and consisting of Twenty Five Million (25,000,000) authorized shares. Each share of Common Stock shall be without par value.

         The corporation shall have one (1) class of stock designated as Preferred Stock and consisting of Five Hundred Thousand (500,000) authorized shares. Each share of Preferred Stock shall be without par value.

FOURTH. The terms, limitations and relative rights and preferences of each class of shares and series thereof, or an express grant of authority to the Board of Directors pursuant to Section 33-341(b) of the Connecticut Stock Corporation Act are as follows:

A.       AUTHORITY OF THE BOARD OF DIRECTORS

         The Board of Directors may, before their issuance, fix and determine the terms, limitations or relative rights or preferences of Preferred Stock, or establish series of such shares and fix and determine the variations as among such series, to the extent the certificate of incorporation has not or does not in the future do so.

B.       COMMON STOCK

         1. Dividends. Subject to the prior right of the Preferred Stock, the holders of outstanding shares of Common Stock ("Common Stock Holders") shall be entitled to receive dividends as, when and in the amount declared by the Board of Directors, out of any funds legally available therefor.

         2. Liquidation, Dissolution and Winding Up. Subject to the prior and superior right of the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the Common Stock Holders shall be entitled to receive, out of the net assets of the corporation, after payment or provision for payment of the debts and other liabilities of

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the  corporation,  that portion of the remaining funds to be  distributed.  Such funds shall be paid to the Common Stock Holders on the basis of the number of shares of Common Stock held by each of them. Neither the consolidation nor merger of the corporation into or with any other corporation nor the sale or transfer by the corporation of all or any part of its assets shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of the provisions of this subparagraph 2.

         3. Voting. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the shareholders is sought.

C.       PREFERRED STOCK

         1. Series. The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated so as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except in respect of particulars which may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors. Each share of a series shall be identical in all respects with all other shares of such series, except as to the date from which dividends thereon shall be cumulative on any series as to which dividends are cumulative. Shares of Preferred Stock of any series which have been retired in any manner, including shares redeemed or reacquired by the corporation and shares which have been converted into or exchanged for shares of any other class, or any series of the same or any other class shall have the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or any other series of the same class.

         2. Voting Rights. Shares of Preferred Stock shall not entitle the holder thereof to any voting rights except that with respect to all shares of Preferred Stock which may be convertible into shares of Common Stock, the holder thereof shall be entitled to as many votes with respect to all matters brought before the shareholders of the corporation as such Preferred Stockholder would have been entitled had such holder converted his or her shares of Preferred Stock into Common Stock immediately prior to the record date for determining shareholders entitled to vote on any such matter. All such voting rights of any Preferred Stock shall be exercised together with the voting rights of all holders of Common Stock as a single class and no holders of Preferred Stock shall have any separate voting rights with respect to the class of Preferred Stock or any series thereof, except as otherwise provided by law.

         3. Provisions. Before any shares of Preferred Stock of any series shall be issued, the Board of Directors, pursuant to authority hereby expressly vested in it, shall fix by resolution or resolutions the following provisions in respect of the shares of each such series so far as the same are not inconsistent with the provisions of this Article Fourth applicable to all series of Preferred Stock:

              (a) the distinctive designations of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but


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not below the number of shares  thereof then  outstanding)  from time to time by like action of the Board of Directors;

              (b) the annual rate or amount of dividends, if any, payable on shares of such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the dates when such dividends shall be payable;

              (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of such series may be redeemed;

              (d) the amount, if any, payable on shares of such series in the event of liquidation of the corporation;

              (e) whether the shares of such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices or the rate or rates at which shares of such series shall be so convertible or exchangeable, and the adjustments which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

              (f) any other preferences and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof.

D.       SERIES A PREFERRED STOCK

         1. Designation. There is hereby created a series of the Preferred Stock consisting of 350,000 shares having the designation, voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof as are set forth in this Paragraph D. This series is designated "Series A Convertible Voting Preferred Stock" (hereinafter called "Series A Stock");

         2. Cash Dividend.

              (a) The record holders of the outstanding shares of Series A Stock ("Series A Holders") shall be entitled to receive noncumulative cash dividends when and as declared by the Board of Directors.

              (b) Upon the payment or setting apart for payment of any dividends upon the outstanding shares of Series A Stock, the Board of Directors may declare and pay dividends upon the Common Stock up to an amount with respect to each share of Common Stock equal to the amount paid or set aside for payment with respect to each share of Series A Stock divided by the number of shares of Common Stock into which each such share of Preferred Stock shall then be convertible.

         3. Redemption. The Series A Stock may not be redeemed, in whole or in part.

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         4. Liquidation.

              (a) In the event of any voluntary or involuntary liquidation of the corporation, the Series A Holders shall be entitled to be paid an amount equal to all dividends thereon remaining unpaid up to the date of such liquidation whether or not at such times the corporation shall have surplus available for the payment of dividends.

              (b) After payment to the Series A Holders of the amounts payable under subpart (a) above, the Series A Holders shall be entitled to be paid as a liquidating distribution Five Dollars ($5.00) per share (the "Liquidation Preference") prior to any liquidating distribution to the Common Stock Holders but shall not participate further in any liquidating distributions to such Common Stock Holders.

        5. Conversion.

              (a) Conversion Option. At the option of the Series A Holders, their holdings of such Series A Stock shall be convertible into shares of Common Stock and cash in lieu of fractional shares upon the terms and conditions of subparagraph (c) below.

              (b) Mandatory Conversion. The holdings of the Series A Holders shall automatically convert into shares of Common Stock and cash in lieu of fractional shares upon the terms and conditions of subparagraph (c) below (1) upon the affirmative vote of 70% or more of the Series A Holders or (2) upon the effectiveness of a registration statement registering the sale by the Company of shares of Common Stock to the public pursuant to which (A) Common Stock is offered to the public at a price of at least 1.4 times the conversion price (which may be adjusted downward at the discretion of the Board of Directors) and
(B) the gross proceeds to the Company and/or the selling stockholders are at least $5,000,000.

              (c) Conversion Rate.

                   (i) The shares shall be convertible from and after the date of their issuance under the terms and conditions outlined in subparagraphs (a) and (b) above at the office of any Transfer Agent for the Series A Stock (or such other place as may be designated by the corporation) into fully paid and nonassessable shares of Common Stock (as such Common Stock shall then be constituted) at the rate of 1.4 shares of Common Stock for each one (1) share of Series A Stock but such rate shall be adjusted to the extent provided in subpart
(b) of this subparagraph 5.

                   (ii) In order to convert shares of Series A Stock into Common Stock, the holder thereof shall surrender the certificate or certificates for Series A Stock, duly endorsed to the corporation or in blank, at the office of any Transfer Agent for the Series A Stock (or such other place as may be designated by the corporation), and shall give written notice to the corporation at said office that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The corporation will, as soon as practicable thereafter, deliver at said office to such holder of shares of the Series A Stock or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Shares of the Series A Stock

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shall be deemed to have been  converted as of the date of the  surrender of such certificate or certificates for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

              (d) Conversion Adjustment Provisions. The conversion rate provided in subpart (a)(i) above shall be subject to adjustment to the extent provided below:

                   (i) Stock Dividends, Subdivisions and Combinations. In the event the corporation shall (a) pay a dividend of Common Stock, or of any capital stock convertible into Common Stock, on its outstanding Common Stock;
(b) subdivide its outstanding Common Stock into a larger number of shares of Common Stock by reclassification or otherwise; or (c) combine its outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise; the conversion rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (and, in the case of a dividend payable in capital stock convertible into Common Stock, the number of shares of such capital stock) which he would have owned or have been entitled to receive after the happening of any of the events described above had such Series A Stock been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of the events described above shall occur. In the case of a dividend, any such adjustment shall be made as of the record date thereof and in the case of a subdivision or combination, any such adjustment shall be made as of the effective date thereof.

                   (ii) Issuance of Additional Securities. In the event that the corporation shall issue shares of Common Stock (other than Excluded Securities) or other securities convertible into or exchangeable for shares of Common Stock (other than Excluded Securities) at a price per share in the case of issuances of Common Stock less than the conversion rate then in effect or at a price per share in the case of securities other than Common Stock which, when divided by the number of shares of Common Stock into which each such share of such other securities is convertible or exchangeable, is less than the conversion rate then in effect, the conversion rate shall be reduced to the result obtained by multiplying the conversion rate in effect immediately prior to such issuance by a fraction, the numerator of which is equal to the number of outstanding shares of Common Stock and shares of Common Stock issuable pursuant to then existing conversion or exchange rights multiplied by the conversion rate then in effect plus the total consideration received for the Common Stock or other securities issued and the denominator of which is the total number of shares of Common Stock and shares of Common Stock issuable pursuant to all rights of conversion or exchange immediately following such issuance. For purposes of the preceding sentence, the term "Excluded Securities" means Common Stock or other securities issued to employees, consultants, directors and officers of the corporation, securities issued as a dividend or distribution on the Preferred Stock and securities issued in the event of a stock split, reverse stock split, Common Stock dividend on Common Stock or other subdivision or consolidation or reclassification of the Common Stock.

                   (iii) Minimum  Adjustment.  Notwithstanding the provisions of
(i) or (ii) of this subpart (b), no adjustment in the conversion rate shall be required unless

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such  adjustment  would  require an increase or decrease of at least 2% of such rate; provided, however, that any such adjustments which are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations required by any provision of this subpart (b) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

              (e) Fractional Shares. No fraction of a share of Common Stock shall be issued upon any conversion of Series A Stock but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the market value of a full share of Common Stock. For such purpose, the market value of a share of Common Stock shall be the prevailing market value or other as determined by the Board in the open market, as conclusively determined by the corporation.

              (f) Reservation of Common Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purposes of effecting the conversion of the shares of the Series A Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series A Stock at the time outstanding.

E.       SERIES B CONVERTIBLE PREFERRED STOCK

                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 4,500 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "Series B
Preferred Stock") and the face amount shall be One Thousand U.S. Dollars ($1000.00) per share (the "Face Amount").

                                  II. DIVIDENDS

         The Series B Preferred Stock shall bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Average Price" means, as of any date, the average of the Closing Prices for the Common Stock during the five (5) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five (5) trading day period).

         B. "Closing Price" means, for any security as of any date, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security

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(collectively,  "Bloomberg"),  or if the  foregoing  does  not  apply,  the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         C. "Conversion Date" means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

         D. "Conversion Percentage" shall initially mean eighty- five percent (85%). In the event the Corporation's Common Stock is no longer designated for quotation on the Nasdaq National Market ("NNM") and is designated for quotation on the Nasdaq SmallCap Market ("SmallCap"), the Conversion Percentage shall be permanently reduced by two percent (2%) to 83%. In addition, in the event that the Corporation fails to obtain the Shareholder Approval contemplated by Section 4(m) of the Securities Purchase Agreement (as defined herein) on or before May 31, 1998, the Conversion Percentage shall be permanently reduced by ten percent (10%) to 75%. The Conversion Percentage also shall be subject to adjustment as provided herein and as provided in Section 2(c) of the Registration Rights Agreement entered into in connection with and pursuant to the Securities Purchase Agreement (the "Registration Rights Agreement").

         E. "Conversion Price" means, with respect to any Conversion Date, the lower of (i) the Variable Conversion Price in effect as of such date and (ii) in the event that the Average Price as of such date is greater than the Fixed Conversion Price in effect as of such date, the arithmetic average between the Fixed Conversion Price in effect as of such date and the Average Price (but in no event greater than $5.00).

         F. "Fixed Conversion Price" means $2.75, and shall be subject to adjustment as provided herein.

         G. "Floor Price" means $2.50, and shall be subject to adjustment as provided herein.

         H. "Issuance Date" means the date of the closing under that certain Securities Purchase Agreement by and among the Corporation and the purchasers named therein with respect to the issuance of the Series B Preferred Stock (the "Securities Purchase Agreement").

         I. "N" means the number of days from, but excluding, the Issuance Date.


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         J. "Premium" means an amount equal to(.06)x(N/365)x(1,000).

         K. "Variable Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage then in effect by the Average Price as of such date, and shall be subject to adjustment as provided herein.

                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series B Preferred Stock may, at any time and from time to time after the Issuance Date, convert (a "Conversion") each of its shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula if the Corporation timely redeems the Premium thereon in cash in accordance with subparagraph (ii) below:

                                      1,000
                               -------------------
                                Conversion Price

or in accordance with the following formula if the Corporation does not timely redeem the Premium thereon in accordance with subparagraph (ii) below:

                               1,000 + the Premium
                             ----------------------
                                Conversion Price

         (ii) (a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion, to redeem the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation so elects to redeem the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within three (3) business days of receipt by the Corporation of a Notice of Conversion, the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with
Article IV.A(i).

         (b) Each holder of Series B Preferred Stock shall have the right to require the Corporation to provide advance notice to such holder stating whether the Corporation will elect to redeem the Premium in cash pursuant to the Corporation's redemption rights discussed in subparagraph (a) of this Article IV.A(ii). A holder may exercise such right from time to time by sending notice (an "Election Notice") to the Corporation, by facsimile, requesting that the Corporation disclose to such holder whether the Corporation would elect to redeem the Premium for cash in lieu of issuing shares of Common Stock therefor if such holder were to exercise its right of conversion pursuant to this Article IV.A. The Corporation shall, no later than the close of business on the second business day following receipt of an Election Notice, disclose to such holder whether the Corporation would elect to redeem the Premium in connection with a conversion pursuant to a Notice of Conversion delivered over the subsequent five
(5) business day period. If the Corporation does not respond to such holder within such two (2) business day period via facsimile, the Corporation shall, with respect to any conversion pursuant to a Conversion Notice delivered within the subsequent five (5) business day period, forfeit its right to redeem such Premium in accordance with subparagraph (a) of this d Article IV.A(ii) and shall be required to convert such Premium into shares of Common Stock.

         B. Mechanics of Conversion. In order to effect a Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XIV.B hereof.

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series B Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and
(b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XIV.B) (the "Delivery Period"), issue and deliver to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Limitations on Conversions. The conversion of shares of Series B Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

              (i) Cap Amount. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, in no event shall the total number of shares of Common Stock issued upon conversion of the Series B Preferred Stock exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to Rule 4460(i) of the National Association of Securities Dealers ("NASD") (or any successor rule) (the "Cap Amount") which, as of the date of issuance of the Series B Preferred Stock, shall be 2,397,000 shares. The Cap Amount shall be allocated pro-rata to the holders of Series B Preferred Stock as provided in
Article XIV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

              (ii) No Five Percent Holders. Unless a holder of shares of Series B Preferred Stock delivers a waiver in accordance with the last sentence of this subparagraph (ii), in no event shall a holder of shares of Series B Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series B Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants (the "Warrants") issued by the Corporation pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of outstanding shares of Series B Preferred Stock shall approve such alteration, amendment, deletion or change. Notwithstanding the foregoing, a holder of shares of Series B Preferred Stock may waive the restriction set forth in this subparagraph (ii) by written notice to the Corporation upon not less than sixty-one (61) days prior notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day period).

              (iii) Conversions Below Floor Price.

                   (a) For purposes hereof, "Below Floor Conversion" means any Conversion occurring on a Conversion Date on which the Average Price in effect as of such date is less than the Floor Price in effect as of such date.

                   (b) So long as no Conversion Default (as defined in Article VI hereof) or Mandatory Redemption Event (as defined in Article VIII.A hereof) has occurred and is then continuing, holders of shares of Series B Preferred Stock shall not be entitled to effect a Below Floor Conversion on or before March 31, 1998 (the "Lockup Expiration Date"). Following the Lockup Expiration Date, there shall be no restrictions pursuant to this Article IV.C.(iii) on the ability of holders of shares of Series B Preferred Stock to effect Below Floor Conversions.

                   (c) Notwithstanding the foregoing, the restrictions on conversion set forth in subparagraph (b) of this Article IV.C.(iii) shall not apply to conversions taking place on any Conversion Date (I) on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or
(II) on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise.

                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. Upon the initial issuance of the shares of Series B Preferred Stock, the Corporation shall reserve 4,800,000 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series B Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series B Preferred Stock as provided in Article XIV.C.

         B. Increases to Reserved  Amount.  If the Reserved Amount for any three
(3) consecutive trading days (the last of such three (3) trading days being the "Authorization

Trigger Date") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series B Preferred Stock, the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series B Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

         C. Limitations on Redemption Right. Notwithstanding the provisions of Paragraph B of this Article V, the holders of Series B Preferred Stock shall have no right to require the Corporation to effect a redemption of their outstanding shares of Series B Preferred Stock as provided in Paragraph B of this Article V so long as (i) the Corporation has not, at any time, decreased the Reserved Amount below 4,800,000 shares of Common Stock; (ii) the Corporation shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock; and (iii) the Corporation continues to use its good faith best efforts (including the resolicitation of shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock. The Corporation will be deemed to be using "its good faith best efforts" to increase the Reserved Amount so long as it solicits shareholder approval to authorize the issuance of additional shares of Common Stock not less than three (3) times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Series B Preferred Stock remain outstanding.

                       VI. FAILURE TO SATISFY CONVERSIONS

         A. Conversion Default Payments. If, at any time, (x) a holder of shares of Series B Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to deliver, on or prior to the fourth (4th) business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of Series B Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x) and (y) being a "Conversion Default"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to:

                     (.24) x (D/365) x (the Default Amount)

where:

         "D" means the number of days after the expiration of the Delivery Period through and including the Default Cure Date;

         "Default Amount" means (i) the total Face Amount of all shares of Series B Preferred Stock held by such holder, plus (ii) the total accrued Premium as of the first day of the Conversion Default on all shares of Series B Preferred Stock included in clause (i) of this definition; and

         "Default Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series B Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation begins to issue freely tradeable shares of Common Stock in satisfaction of all conversions of Series B Preferred Stock in accordance with Article IV.A, and (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series B Preferred Stock held by such holder pursuant to Paragraph D of this Article VI.

         The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "Conversion Default Payments." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date with respect to such Conversion Default Payments. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIV.E. In the event a holder elects to convert all or any portion of the Conversion Default Payments into Common Stock, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of
Article IV.

         B. Adjustment to Conversion Price. If a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and
VII), then the Fixed Conversion Price in respect of any shares of Series B Preferred Stock held by such holder (including shares of Series B Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such holder) shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the earlier of (x) the day such shares of Common Stock are delivered to the holder and (y) the day on which the holder regains its rights as a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock pursuant to the provisions of Article XIV.F hereof. If there shall occur a Conversion Default of the type described in clause (y) of Article VI.A, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article XI.

         C. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series B Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph C. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article XIV.E.

         D. Redemption Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any conversion of Series B Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Mandatory Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series B
Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Mandatory Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Mandatory Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

                   VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

         A. Obligation to Cure. If at any time after March 2, 1998 the then unissued portion of any holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series B Preferred Stock (a "Trading Market Trigger Event"), the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series B Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount.

         B. Remedies. In the event the Corporation fails to eliminate all prohibitions on its ability to issue shares of Common Stock in excess of the Cap Amount within ninety (90) days after the Trading Market Trigger Event and thereafter the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because such issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series B Preferred Stock may elect either or both of the following remedies:

                  (i) to require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series B Preferred Stock (including any shares of Series B Preferred Stock held by the requesting holder), the Corporation to terminate the listing of its Common Stock on the NNM (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on the Nasdaq SmallCap Market or on the over-the-counter electronic bulletin board, at the option of the requesting holder; or

                  (ii) to require the Corporation to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the greater of (x) the Average Price and (y) the book value per share of Common Stock, each in effect as of the date of the holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (ii);

provided, however, that the Corporation may, at its option, by delivery of an Optional Redemption Notice within five (5) business days after the Corporation's receipt of any notice of election delivered by a holder pursuant to this Article VII.B, elect to purchase for cash, at an amount per share equal to the Optional Redemption Amount, a number of the holder's shares of Series B Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount exceeds 135% of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series B Preferred Stock.

                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "Mandatory Redemption Event"):

              (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the NNM or the SmallCap for an aggregate of ten (10) trading days in any nine (9) month period;

              (ii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder;

              (iii) the Corporation provides notice to any holder of Series B Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any holder of Series B Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

              (iv) the Corporation shall:

                   (a) sell, convey or dispose of all or substantially all of its assets;

                   (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation); or

                   (c) have approved, recommended or otherwise consented to any transaction or series of related transactions which result in fifty percent (50%) or more of the voting power of the Corporation's capital stock being owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

              (v) the Corporation otherwise shall breach any other material term hereunder or under the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues uncured for ten (10) business days after the Corporation has been notified thereof in writing by the holder; then, upon the occurrence of any such Mandatory Redemption Event, each holder of shares of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Mandatory Redemption Notice (as defined in Paragraph C below) to the Corporation while such Mandatory Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series B Preferred Stock held by such holder for an amount per share equal to the Mandatory Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (iii) or (iv) above shall immediately constitute a Mandatory Redemption Event and there shall be no cure period; provided, however, that the holders of Series B Preferred Stock shall have no right to deliver a Mandatory Redemption Notice following the occurrence of a Mandatory Redemption Event specified in clause (i) above if the Corporation pays to each holder within five (5) business days after the occurrence of such Mandatory Redemption Event, as liquidated damages for the decrease in the value of the Series B Preferred Stock (and the shares of the Corporation's Common Stock issuable upon conversion thereof) which will result from the occurrence of such Mandatory Redemption Event, an amount (the "Damages Amount") equal to twenty-five percent (25%) of the aggregate Face Amount of the shares of Series B Preferred Stock then held by each such holder. The Damages Amount shall be payable, at the Corporation's option, in cash or shares of Common Stock (based upon a price per share of Common Stock equal to fifty percent (50%) of the Average Price as of the date of such Mandatory Redemption Event). Upon the initial issuance of shares of Series B Preferred Stock, the Corporation shall reserve 1,500,000 shares of Common Stock to satisfy its obligation with respect to the Damages Amount and thereafter the number of authorized but unissued shares of Common Stock so reserved shall not be decreased. In the event that the number of shares required to be issued by the Corporation with respect to the Damages Amount exceeds 1,500,000 shares of Common Stock and the Corporation does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the Damages Amount, the Corporation shall issue and deliver to the holders, on a pro-rata basis based on the number of shares of Series B Preferred Stock then held by each such holder, a number of shares of Common Stock equal to the greater of (i) the number of shares authorized and available for issuance by the Corporation to satisfy such obligation and (ii) all 1,500,000 shares of Common Stock so reserved for such purpose and, upon such issuance, the holders shall have no right of redemption with respect to such Mandatory Redemption Event, but shall retain all other remedies to which they may be entitled at law or in equity (which remedies shall not include the right of redemption).

         Upon the Corporation's receipt of any Mandatory Redemption Notice hereunder (other than during the three (3) trading day period following the Corporation's delivery of a Mandatory Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Mandatory Redemption Notice from a holder of Series B Preferred Stock), the Corporation shall immediately (and in any event within one (1) business day following such receipt) deliver a written notice (a "Mandatory Redemption Announcement") to all holders of Series B Preferred Stock stating the date upon which the Corporation received such Mandatory Redemption Notice and the amount of Series B Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series B Preferred Stock during the three (3) trading day period following the delivery of a required Mandatory Redemption Announcement hereunder. At any time and from time to time during such three (3) trading day period, each holder of Series B Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series B Preferred Stock covered by Mandatory Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

         B. Definition of Mandatory Redemption Amount. The "Mandatory Redemption Amount" with respect to a share of Series B Preferred Stock means an amount equal to the greater of:

                   (i)          V                     x    M
                          -----------------
                               C P

and

                  (ii) The sum of (x) the product of (I) one hundred percent (100%) divided by the Conversion Percentage in effect on the date on which the Corporation receives the Mandatory Redemption Notice, times (II) the Face Amount thereof, plus (y) the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the date of payment of the Mandatory Redemption Amount.

where:

         "V" means the Face Amount thereof plus the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the date of payment of the Mandatory Redemption Amount;

         "CP" means the Conversion Price in effect on the date on which the Corporation receives the Mandatory Redemption Notice; and

         "M" means (i) with respect to all redemptions other than redemptions pursuant to Article VIII.A(iv) hereof, the highest Closing Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Mandatory Redemption Notice and ending on the date immediately preceding the date of payment of the Mandatory Redemption Amount and
(ii) with respect to redemptions pursuant to Article VIII.A(iv) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Mandatory Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Company and holders of a majority-in-interest of the shares of Series B Preferred Stock then outstanding, or if such agreement cannot be reached within five (5) business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority-in-interest of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

         C. Redemption Defaults. If the Corporation fails to pay any holder the Mandatory Redemption Amount with respect to any share of Series B Preferred Stock within five (5) business days after its receipt of a notice requiring such redemption (a "Mandatory Redemption Notice"), then the holder of Series B Preferred Stock delivering such Mandatory Redemption Notice (i) shall be entitled to interest on the Mandatory

Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Mandatory Redemption Notice until the date of payment of the Mandatory Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time prior to payment thereof in cash, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Mandatory Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date on which the Corporation receives the Mandatory Redemption Notice and ending on the Conversion Date with respect to the conversion of such Mandatory Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series B Preferred Stock subject to Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series B Preferred Stock from each holder pro rata, based on the total number of shares of Series B Preferred Stock outstanding at the time of redemption included by such holder in all Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series B Preferred Stock outstanding at the time of redemption included in all of the Mandatory Redemption Notices delivered prior to the date upon which such redemption is to be effected.

         D. Redemption at the Corporation's Option.

              (i) The Corporation shall have the right, at any time, so long as no Conversion Default or Mandatory Redemption Event shall have occurred and be continuing, to redeem (an "Optional Redemption") all, but not less than all, of the then outstanding shares of Series B Preferred Stock (excluding shares of Series B Preferred Stock subject to a Notice of Conversion delivered to the Corporation prior to the date of the Optional Redemption Notice (as defined in subparagraph (iii) below)) for cash, at an amount per share equal to the Optional Redemption Amount (as defined below), by delivering an Optional Redemption Notice to the holders of Series B Preferred Stock. Subject to the provisions of Article IV.C hereof, holders of Series B Preferred Stock may convert all or any part of their shares of Series B Preferred Stock selected for redemption hereunder into Common Stock by delivering a Notice of Conversion to the Corporation at any time prior to the Effective Date of Redemption. For purposes hereof, the "Optional Redemption Amount" with respect to a share of Series B Preferred Stock means an amount equal to the greater of:

                  (a)                  V                x    M
                           --------------------------
                                      C P

and

                  (b) The sum of (x) the product of (I) one hundred percent (100%) divided by the Conversion Percentage in effect on the date of the Optional Redemption Notice, times (II) the Face Amount thereof, plus (y) the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the Effective Date of Redemption (as defined in subparagraph (iii) below).

where:

         "V" means the Face Amount thereof plus the accrued Premium thereon and all unpaid Conversion Default Payments owing (if any) with respect thereto through the Effective Date of Redemption;

         "CP" means the Conversion Price in effect on the date of the Optional Redemption Notice; and

         "M" means the Closing Price of the Corporation's Common Stock on the date of the Optional Redemption Notice.

                  (ii) The Corporation may not deliver an Optional Redemption Notice to the holders of Series B Preferred Stock unless on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have deposited with an escrow agent reasonably acceptable to holders of a majority of the outstanding shares of Series B Preferred Stock, as a trust fund, cash sufficient in amount to pay all amounts to which the holders of Series B Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph D, with irrevocable instructions and authority to such escrow agent to complete the redemption thereof in accordance with this Paragraph D. Any Optional Redemption Notice delivered in accordance with the immediately preceding sentence shall be accompanied by a statement executed by a duly authorized officer of its escrow agent, certifying the amount of funds which have been deposited with such escrow agent and that the escrow agent has been instructed and agrees to act as redemption agent hereunder.

                  (iii) The Corporation shall effect an Optional Redemption under this Section VIII.D by giving at least thirty (30) business days prior written notice (the "Optional Redemption Notice") of the date on which such redemption is to become effective (the "Effective Date of Redemption") and the Optional Redemption Amount to (i) the holders of Series B Preferred Stock at the address and facsimile number of each holder appearing in the Corporation's register for the Series B Preferred Stock and (ii) the transfer agent for the Common Stock, which Optional Redemption Notice shall be deemed to have been delivered on the business day after the Corporation's fax (with a copy sent by overnight courier to the holders of Series B Preferred Stock) of such notice to the holders of Series B Preferred Stock.

                  (iv) The Optional Redemption Amount shall be paid to the holder of the Series B Preferred Stock being redeemed within three (3) business days of the Effective Date of Redemption; provided, however, that the Corporation shall not be obligated to deliver any portion of the Optional Redemption Amount until either the certificates evidencing the Series B Preferred Stock being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the escrow agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series B Preferred Stock being redeemed are not delivered to the Corporation or the escrow agent prior to the third business day following the Effective Date of Redemption, the redemption of the Series B Preferred Stock pursuant to this
Article VIII.D shall still be deemed effective as of the Effective Date of Redemption and the Optional Redemption Amount shall be paid to the holder of Series B Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series B Preferred Stock being redeemed are actually delivered to the Corporation or the escrow agent.

         E. Redemptions Below Floor Price. In the event that any holder of Series B Preferred Stock attempts to effect a Below Floor Conversion, the Corporation shall have the option, in lieu of issuing shares of Common Stock to the converting holder, to redeem all or any portion of the shares of Series B Preferred Stock submitted for conversion for an amount per share in cash equal to the Optional Redemption Amount (treating, for purposes of this Article VIII.E, the Conversion Date applicable to such Below Floor Conversion as the "date of the Optional Redemption Notice" and the date on which the Corporation delivers the Optional Redemption Amount to the holder as the "Effective Date of Redemption"). From time to time, the holders may request advance notice as to whether the Corporation will issue shares of Common Stock, deliver cash in redemption or any combination thereof in respect of the shares of Series B Preferred Stock submitted for conversion. Such request shall be made in writing and the Corporation shall respond in writing as promptly as practicable but in any event within three (3) business days of receipt of the request. The Corporation will be bound by such response for a period of thirty (30) trading days from the date of its response. A failure to respond within three (3) business days shall be deemed to be an election to issue Common Stock on conversion. Any amounts payable hereunder shall be paid to the converting holder within five (5) business days of the applicable Conversion Date. If the Corporation fails to pay any holder the Optional Redemption Amount with respect to any share of Series B Preferred Stock within such five (5) business day period, then the Corporation shall thereafter be deemed to have forfeited all of its rights to effect redemptions under this Article VIII.E and under Article VIII.D above and the holder (i) shall be entitled to interest on the Optional Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of such Optional Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on and including the Conversion Date with respect to such attempted Below Floor Conversion and ending on the Conversion Date with respect to the conversion of such Optional Redemption Amount.

                                    IX. RANK

         All shares of the Series B Preferred Stock shall rank (i) prior to the Corporation's Common Stock and Series A Convertible Preferred Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series B Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively with the Common Stock and Series A Convertible Preferred Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series

B Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                            X. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series B Preferred Stock means an amount equal to the Face Amount thereof plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                     XI. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price and the Floor Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and the Floor Price and of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.

The Corporation shall not effect any Corporate Change unless (i) each holder of Series B Preferred Stock has received written notice of such transaction at least seventy-five (75) days prior thereto, but in no event later than twenty
(20) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series B Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Major Announcement. In the event the Corporation at any time after the Issuance Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the sixth (6th) trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Article III.E on the Conversion Date set forth in the Notice of Conversion for the Conversion. From and after the sixth (6th) trading day following the Abandonment Date, the Conversion Price shall be determined as set forth in Article III.E. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

         D. Adjustment Due to Distribution. If at any time after the Issuance Date the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

         E. Issuance of Other Securities With Variable Conversion Price. If the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Conversion Percentage in respect of any conversion of Series B Preferred Stock after such issuance shall be calculated utilizing the higher of the greatest discount applicable to any such Convertible Securities and the difference between one hundred percent (100%) and the Conversion Percentage then in effect hereunder.

         F. Purchase Rights. If at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common

Stock, then the holders of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price and/or Floor Price pursuant to this Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price and/or Floor Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

                               XII. VOTING RIGHTS

         Except as otherwise provided herein, the holders of the Series B Preferred Stock shall have such voting rights as are provided in the Corporation's Certificate of Incorporation as in effect on the date hereof and as the same may be amended or restated hereafter (the "Certificate of Incorporation") and as otherwise provided by the Connecticut Business Corporation Act (the "Business Corporation Act") and in Article XIII below.

         The Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least twenty (20) days prior to the record date specified therein (or seventy- five (75) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Act or the Certificate of Incorporation the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required hereunder or under the Business Corporation Act or the Certificate of Incorporation) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Act or the Certificate of Incorporation holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C(ii)) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                           XIII. PROTECTION PROVISIONS

         So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Act) of the holders of (i) all of the then outstanding shares of Series B Preferred Stock with respect to subsection (a) below or (ii) at least 67% of the then outstanding shares of Series B Preferred Stock with respect to subsections (b) through (h) below:

              (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

              (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

              (c) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Senior Securities");

              (d) create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Pari Passu Securities");

              (e) increase the authorized number of shares of Series B Preferred Stock;

              (f)  issue  any  shares  of  Senior   Securities   or  Pari  Passu
Securities;

              (g) issue any shares of Series B Preferred Stock other than pursuant to the Securities Purchase Agreement; or

              (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.

                               XIV. MISCELLANEOUS

         A. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are converted pursuant to Article IV, the shares so converted shall be cancelled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

         C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock issued to each holder. Each increase to the Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred
Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series B Preferred Stock shall be allocated to the remaining holders of shares of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holders.

         D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series B Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series B Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series B Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series B Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each holder prior to the tenth (10th) day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within fifteen (15) days after delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

         E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series B Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses
(i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five (5) business days after the expiration of such ten (10) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to
Article VI.A to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.B) for the Corporation's failure to convert Series B Preferred Stock.

         G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred

Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

FIFTH. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars.

SIXTH.

         A. The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving the corporation during the year of the violation if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director, or an associated, as defined in subdivision (3) of section 33-374d of the Connecticut General Statutes, to receive an improper personal economic gain, (C) show a lack of good faith and conscious disregard for the duty of the director to the corporation under the circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (D) constitute a sustained or unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (E) create liability under section 33-321 of the Connecticut General Statutes. Nothing herein shall limit or preclude the liability of a director for any act or omission occurring prior to the effective date of this provision.

         B. As permitted by Section 33-343(f) of the Connecticut Stock Corporation Act, all preemptive rights of shareholders are hereby denied, and no holder of any shares of stock of the corporation shall be entitled as a matter of right to subscribe for, purchase or receive any shares of stock of the corporation (or any obligation convertible into, or warrant or other instrument entitling the holder to purchase, any stock of the (corporation) which the corporation may issue or sell, whether out of the number of shares of stock now authorized, or whenever authorized, or out of shares of stock of the corporation acquired by it after issuance.

         C. The terms of the directors shall be staggered by dividing the total number of directors into three classes, with each class comprising as nearly as possible the same percentage of the total as each other class. The classes shall be formally referenced as Class 1, Class 2 and Class 3. The terms of the directors in Class 1 expire at the first annual shareholders' meeting after their election, the terms of the directors in Class 2 expire at the second annual shareholders' meeting after their election, and the terms of the directors of Class 3 expire at the third annual shareholders' meeting after their election. At each annual shareholders' meeting following the annual meeting at which directors are first elected to such three classes, directors shall be elected for terms of three years to succeed those whose terms expire at such annual meeting. If the number of directorships is changed, any increase or decrease in directors shall be apportioned among the classes so that each class comprises as nearly as possible the same percentage of the total as each other class. Upon a change in the number of directorships, the term of any newly elected director or any director reallocated to a different class shall be for the period until such class stands for election. Notwithstanding the preceding sentence, no decrease in the number of directorships shall shorten the term of any director. Any director elected to fill a vacancy not resulting from an increase in the number of directorships shall have the same remaining term as that of his or her predecessor. No director shall be removed except by the affirmative vote of two-thirds (2/3) or more of the issued and outstanding shares of capital stock of the corporation entitled to vote for the election of directors generally.